AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 APRIL 7, 1999

                                     AMONG

                              ABCO HOLDINGS CORP.,

                             ABCO ACQUISITION CORP.

                                      AND

                           AMERICAN BUILDINGS COMPANY
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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

                               ARTICLE I THE OFFER

SECTION 1.01. The Offer........................................................1
SECTION 1.02. Company Actions..................................................3


                              ARTICLE II THE MERGER

SECTION 2.01. The Merger.......................................................5
SECTION 2.02. Closing..........................................................5
SECTION 2.03. Effective Time...................................................5
SECTION 2.04. Effects of the Merger............................................5
SECTION 2.05. Certificate of Incorporation and By-laws.........................5
SECTION 2.06. Directors........................................................6
SECTION 2.07. Officers.........................................................6


          ARTICLE III EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 3.01. Merger Consideration; Conversion or Cancellation of Shares
                in the Merger..................................................6
SECTION 3.02. Payment for Shares in the Merger.................................7
SECTION 3.03. Transfer of Shares After the Effective Time......................8
SECTION 3.04. Stock Options....................................................8
SECTION 3.05. Dissenting Shares................................................9


              ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01. Organization and Qualification; Subsidiaries....................10
SECTION 4.02. Capital Structure...............................................11
SECTION 4.03. Authority; Noncontravention.....................................12
SECTION 4.04. SEC Reports; Financial Statements...............................13
SECTION 4.05. Information Supplied............................................14
SECTION 4.06. Absence of Certain Changes or Events............................14
SECTION 4.07. Litigation......................................................15
SECTION 4.08. Compliance with Laws............................................15
SECTION 4.09. Environmental Matters...........................................15
SECTION 4.10. Taxes...........................................................16
SECTION 4.11. Title and Condition of Properties...............................17
SECTION 4.12. Insurance.......................................................17
SECTION 4.13. Employment Matters..............................................18
SECTION 4.14. Business Relationships; No Restrictive Agreements...............18
SECTION 4.15. Employee Benefit Plans and Related Matters; ERISA...............18
SECTION 4.16. Opinion of Financial Advisor....................................21
SECTION 4.17. Voting Requirements.............................................21

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SECTION 4.18. Brokers, Finders or Financial Advisors..........................21
SECTION 4.19. Intellectual Property...........................................21
SECTION 4.20. Inapplicability of Certain Restrictions.........................21
SECTION 4.21. Rights Plan.....................................................22
SECTION 4.22. Material Contracts..............................................22
SECTION 4.23. Year 2000 Compliance............................................22
SECTION 4.24. Product Warranty and Product Liability..........................23


        ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 5.01. Organization, Standing and Corporate Power......................23
SECTION 5.02. Authority; Noncontravention.....................................24
SECTION 5.03. Information Supplied............................................25
SECTION 5.04. Interim Operations of Purchaser.................................25
SECTION 5.05. Financial Statements............................................25
SECTION 5.06. Litigation......................................................26
SECTION 5.07. Financing.......................................................26
SECTION 5.08. Brokers, Finders or Financial Advisors..........................26


              ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 6.01. (a)  Conduct of Business by the Company.........................26
SECTION 6.02. No Solicitation by Company......................................30

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                        ARTICLE VII ADDITIONAL AGREEMENTS

SECTION 7.01. Stockholders' Meeting; Preparation of the Proxy Statement.......32
SECTION 7.02. Access to Information; Confidentiality..........................33
SECTION 7.03. Reasonable Efforts; Notification................................33
SECTION 7.04. Continuation of Benefits........................................35
SECTION 7.05. Indemnification and Insurance...................................35
SECTION 7.06. Directors.......................................................37
SECTION 7.07. Public Announcements............................................38
SECTION 7.08. Further Assurances..............................................38
SECTION 7.09. Consent of the Parent...........................................38


                        ARTICLE VIII CONDITIONS PRECEDENT

SECTION 8.01. Conditions to Each Party's Obligation To Effect the Merger......38


                  ARTICLE IX TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination.....................................................39
SECTION 9.02. Effect of Termination...........................................41
SECTION 9.03. Fees and Expenses...............................................41
SECTION 9.04. Amendment.......................................................42
SECTION 9.05. Extension; Waiver...............................................42
SECTION 9.06. Procedure for Termination, Amendment, Extension or Waiver.......42


               ARTICLE X GENERAL PROVISIONS

SECTION 10.01. Nonsurvival of Representations and Warranties..................43
SECTION 10.02. Notices........................................................43
SECTION 10.03. Interpretation.................................................44
SECTION 10.04. Entire Agreement; No Third-Party Beneficiaries.................45
SECTION 10.05. Governing Law..................................................45
SECTION 10.06. Assignment.....................................................45
SECTION 10.07. Enforcement....................................................45
SECTION 10.08. Construction...................................................46
SECTION 10.09. Severability...................................................46
SECTION 10.10. Headings.......................................................46
SECTION 10.11. Counterparts...................................................46


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                                  DEFINED TERMS

Acquisition Proposal..........................................................32
affiliate.....................................................................20
Agreement......................................................................1
Audited Statements............................................................27
Benefit Plans.................................................................30
Certificate of Merger..........................................................5
Certificates...................................................................7
CIBC..........................................................................11
Closing........................................................................5
Closing Date...................................................................5
Code..........................................................................16
Common Stock..................................................................11
Company........................................................................1
Company Disclosure Schedule...................................................10
Company SEC Reports...........................................................13
Confidentiality Agreement.....................................................36
DGCL...........................................................................3
Dissenting Shares..............................................................9
DOJ...........................................................................36
DOL...........................................................................20
Effective Time.................................................................5
Environmental Laws............................................................15
ERISA.........................................................................20
Exchange Act...................................................................1
Filed Company SEC Reports.....................................................14
FTC...........................................................................36
Governmental Entity...........................................................12
Hazardous Materials...........................................................15
HSR Act.......................................................................13
Indemnified Parties...........................................................37
Indemnified Party.............................................................37
Independent Directors.........................................................39
Information Statement.........................................................14
Intellectual Property Right...................................................22
Liens.........................................................................10
Material Adverse Effect.......................................................10
Material Agreement............................................................23
Material Suppliers and Customers..............................................24
Merger.........................................................................1
Merger Consideration...........................................................6
Minimum Condition............................................................A-1
Offer..........................................................................1

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Offer Documents................................................................2
Offer Price....................................................................2
Onex..........................................................................10
Option(s)......................................................................8
Option Consideration...........................................................9
Parent.........................................................................1
Paying Agent...................................................................7
PBGC..........................................................................20
Permits.......................................................................15
Person.........................................................................7
Post-Signing Returns..........................................................31
Pre-Closing Tax Period........................................................16
Preferred Stock...............................................................11
Proxy Statement...............................................................13
Purchaser......................................................................1
Qualifying Agreement..........................................................33
Real Property.................................................................17
Real Property Leases..........................................................18
Schedule 14D-9.................................................................3
SEC............................................................................2
Securities Act................................................................13
Shares.........................................................................2
Stockholders' Meeting.........................................................34
Subsidiary....................................................................10
Superior Proposal.............................................................32
Surviving Corporation..........................................................5
Systems.......................................................................24
tax asset.....................................................................16
Tax(es).......................................................................16
Tax Returns...................................................................16
Termination Fee...............................................................42
Third Party...................................................................34

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           AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") dated as of April 7,
1999, among ABCO Holdings Corp., a Delaware corporation ("PARENT"), ABCO Acquisition Corp., a Delaware corporation ("PURCHASER") and a wholly owned subsidiary of Parent, and American Buildings Company, a Delaware corporation (the "COMPANY").

           WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

           WHEREAS, in furtherance of such acquisition, Parent proposes to cause Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company at a price per share of $36.00, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement;

           WHEREAS, the Board of Directors of the Company has approved the Offer and resolved to recommend that the Company's stockholders accept the Offer;

           WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have approved the Offer and the merger of Purchaser into the Company, as set forth below (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock, other than shares owned directly or indirectly by Parent, Purchaser or the Company and Dissenting Shares (as defined in Section 3.05), will be converted into the right to receive the Merger Consideration (as defined in Section 3.01(c)); and

           WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:


                                    ARTICLE I

                                    THE OFFER

           SECTION 1.01. The Offer. Subject to the provisions of this Agreement,

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as promptly as practicable, but in any event within five Business Days (as defined in Rule 14d-1(c)(6) promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of the initial public announcement of the Offer, Purchaser shall, and Parent shall cause Purchaser to, commence the Offer (within the meaning of Rule 14d-2 under the Exchange Act), to purchase all of the outstanding shares of Common Stock, $.01 par value per share (the "SHARES"), of the Company at a price of $36.00 per Share, net to the seller in cash (such price, the "OFFER PRICE"), and Purchaser shall not withdraw the Offer and, subject to the conditions set forth in Exhibit A, shall purchase all Shares duly tendered and not withdrawn. The obligation of Purchaser to, and of Parent to cause Purchaser to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (any of which may be waived by Purchaser in its sole discretion) and to the terms and conditions of this Agreement; provided, however, that Purchaser shall not, without the Company's consent, waive the Minimum Condition (as defined in Exhibit A). Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions set forth in Exhibit A, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for up to 10 Business Days for each such extension beyond the scheduled expiration date (the initial scheduled expiration date being 20 Business Days following commencement of the Offer), if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment, and pay for, shares of Company Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for an aggregate period of not more than 10 Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there shall not have been tendered sufficient Shares so that the Merger could be effected as provided in the last sentence of Section 7.01(a). Subject to the terms and conditions of the Offer and this Agreement, Purchaser shall, and Parent shall cause Purchaser to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

         (b) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such

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Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Parent and Purchaser agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act, and the rules and regulations promulgated thereunder, and the Offer Documents, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Purchaser further agrees to take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments or supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. Parent and Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         (c) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

         SECTION 1.02. Company Actions. The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has (i) unanimously determined (with one director not present) that this Agreement and the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders,
(ii) unanimously approved and adopted (with one director not present) this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and deemed them to be advisable, which approval, assuming the representation contained in the last sentence of Section 5.02(c) is true and correct, satisfies in full the requirements of the General Corporation Law of the State of Delaware (the "DGCL") (including Section 203 thereof) and (iii) unanimously resolved to recommend that the stockholders of the Company accept the Offer, tender their shares thereunder to Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendations may be withdrawn, modified or amended as permitted by Section 6.02(b). The Company has been advised by each of its directors and by each executive officer who, as of the date hereof is aware of the transactions contemplated hereby, that each such person intends to tender pursuant to the Offer all Shares owned, of record or beneficially, by such person which he or she may sell without liability under
Section 16(b) of the Exchange Act, unless its recommendation shall have been withdrawn or materially modified as permitted by Section 6.02(b).

         (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "SCHEDULE 14D-9") which shall reflect the recommendations and actions of the Company's Board of Directors referred to above and shall mail the Schedule 14D-9 to the stockholders of the Company. The Company agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of the Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will promptly deliver, and will instruct their agents to deliver, to the Company all copies of such information then in their possession or control.


                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Purchaser shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Purchaser in accordance with the DGCL.

         SECTION 2.02. Closing. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VIII (the "CLOSING DATE"), at the New York offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, unless another date or place is agreed to in writing by the parties hereto.

         SECTION 2.03. Effective Time. As soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Purchaser and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

         SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and Purchaser shall become debts, liabilities, restrictions and duties of the Surviving Corporation.

         SECTION 2.05. Certificate of Incorporation and By-laws. The Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be American Buildings Company) until thereafter changed or amended as provided therein or by applicable law.

         (b) The By-laws of Purchaser as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 2.06. Directors. The directors of Purchaser at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 2.07. Officers. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                     ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 3.01. Merger Consideration; Conversion or Cancellation of Shares in the Merger. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Purchaser:

          (a) Capital Stock of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent- and Purchaser-Owned Stock. Each Share that is owned by the Company or by any subsidiary of the Company and each Share owned by Parent or Purchaser shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each Share outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.01(b) or as provided in Section 3.05 with respect to Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, the price paid for each Share in the Offer (the "MERGER CONSIDERATION"), upon the surrender of the certificate representing such Share.

The Shares to be converted into the right to receive the Merger Consideration pursuant to Section 3.01(c) shall cease to be outstanding, be retired and cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect thereto, except for the right to receive therefor, upon surrender of such certificate in accordance with
Section 3.02(b), the Merger Consideration.

         SECTION 3.02. Payment for Shares in the Merger. The manner of making payment of the Merger Consideration for shares of Company Common Stock in the Merger shall be as follows:

          (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "PAYING AGENT") in effecting the exchange for the Merger Consideration of certificates (the "CERTIFICATES") that, prior to the Effective Time, represented Shares. Prior to the Effective Time, Purchaser shall make available to the Paying Agent funds sufficient to pay the Merger Consideration to holders of Certificates in accordance with Section 3.01(c); provided, however, that no such availability shall relieve Parent or Purchaser of its obligations to pay the Merger Consideration pursuant to
     Section 3.01(c).

          (b) As soon as reasonably practicable after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of a Certificate (other than holders of Certificates referred to in Section 3.01(b)) of (i) a form of letter of transmittal (in form and substance reasonably acceptable to the Company, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificate(s) for payment therefor. Upon surrender of a Certificate(s) for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate(s) shall be entitled to receive for each of the Shares represented by such Certificate(s) the Merger Consideration, and the Certificate(s) so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares and Certificates held by Parent, Purchaser or any other subsidiary of Parent or in the treasury of the Company) shall represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. No interest on the Merger Consideration will be paid. For purposes of this Agreement, "PERSON" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

          (c) (i) Any portion of the aggregate Merger Consideration made available to the Paying Agent which remains unclaimed by the former stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and any former stockholders of the Company shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) for payment of their claim for the Merger Consideration for the Shares. Neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (ii) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.02(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand; provided that sufficient funds shall again be made available to the Paying Agent to pay for any such Shares for which appraisal rights are subsequently abandoned or defeated.

          (d) The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

          (e) If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed,
     (ii) such bond, security or indemnity, as Parent or the Paying Agent may reasonably require, and (iii) any other documentation to evidence and effect the bona fide exchange thereof, the Merger Consideration with respect to the shares of Company Common Stock represented by such Certificate may be paid. Each such lost, stolen, mislaid or destroyed Certificate with respect to which any Merger Consideration shall be paid in accordance with the provisions of this Section 3.02(e) shall forthwith be deemed surrendered and canceled.

         SECTION 3.03. Transfer of Shares After the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of Shares shall be made in the stock transfer books of the Company after the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

         SECTION 3.04. Stock Options. (a) As of the Effective Time, each outstanding and unexpired option to purchase Shares described in Section 4.02 of the Company Disclosure Schedule (an "OPTION" and, collectively, the "OPTIONS"), whether or not then vested or exercisable, shall be converted into the right to receive from the Company an amount of cash equal to the product of (i) the number of Shares subject to the Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option (the "OPTION CONSIDERATION"). Prior to the Effective Time, the Company shall take all steps necessary to give written notice to each holder of an Option that: (i) all Options shall be canceled effective as of the Effective Time and (ii) the Option Consideration for all Options held by such holder shall be payable as described in Section 3.04(b). The Board of Directors of the Company or any committee thereof responsible for the administration of any plans under which Options have been granted shall take any and all action necessary to effectuate matters described in this Section 3.04(a) on or before the Effective Time.

         (b) The Option Consideration shall be payable by the Company to each holder promptly following the Effective Time, only after (i) verification by the Company and Purchaser of the ownership and terms of the particular Option by reference to the Company's records, and (ii) delivery of a written instrument duly executed by the holder of the applicable Option, in a form provided by the Company and acceptable to Purchaser and setting forth (x) the aggregate number of Options owned by that Person and their respective issue dates and exercise prices, (y) a representation by the Person that he or she is the owner of all Options described pursuant to clause (x) and that none of those Options has expired or ceased to be exercisable (or would have expired or ceased to be exercisable, assuming such Options had fully vested), and (z) a confirmation of, and consent to, the cancellation of all Options held by such Person effective as of the Effective Time.

         (c) Any amounts payable pursuant to this Section 3.04 shall be subject to any required withholding of taxes and shall be paid without interest.

         SECTION 3.05. (a) Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have demanded properly in writing appraisal for such Shares in accordance with DGCL Section 262 and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Holders of Dissenting Shares shall be entitled to receive payment of the appraised value of the Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 3.02, of the Certificates that formerly evidenced such Shares.

         (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Representations and Warranties of the Company. Except as set forth on the schedule delivered by the Company to the Parent simultaneously and in connection with the execution and delivery of this Agreement, which schedule shall reference the applicable section of this Agreement (the "COMPANY DISCLOSURE SCHEDULE") or disclosed in the Filed Company SEC Reports (as hereinafter defined), the Company represents and warrants to Parent and Purchaser as follows:

         SECTION 4.01. Organization and Qualification; Subsidiaries. Each of the Company and its Significant Subsidiaries (within the meaning of Rule 1-02 of Regulation S-X of the SEC) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as hereinafter defined) on the Company. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws (or comparable charter documents, in the case of any foreign subsidiary of the Company) of its Significant Subsidiaries, in each case as amended to the date hereof. As used in this Agreement, any reference to any state of facts, event, change or effect having a "MATERIAL ADVERSE EFFECT" on or with respect to the Company, the Parent or Onex Corporation, an Ontario corporation ("ONEX"), as the case may be, means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries (as hereinafter defined), taken as a whole, the Parent and Purchaser, taken together, or Onex and its subsidiaries, taken as a whole, as the case may be, or would reasonably be expected to prevent or materially hinder the consummation of the transactions contemplated by this Agreement. The term "SUBSIDIARY" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary), owns, directly or indirectly, the voting power to elect a majority of, or more than 50% of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of, the board of directors or other governing body of such corporation or other legal entity. The Company Disclosure Schedule lists each Subsidiary of the Company. All of the outstanding shares of capital stock or other equity interests of each such Subsidiary have been validly issued and are fully paid and nonassessable and owned by the Company, by another Subsidiary of the Company or by the Company and another such Subsidiary. The Company or a Subsidiary owns the equity interests of American Buildings Company Asia, L.P. ("ABC ASIA") set forth in the Company Disclosure Schedule and ABC Asia owns the equity interests set forth in the Company Disclosure Schedule. The capital stock and equity interests referred to in the two preceding sentences are owned in each case free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), other than a pledge of such shares to Canadian Imperial Bank of Commerce ("CIBC"), as Administrative Agent for the lenders under the Company's Credit Agreement, dated as of December 4, 1997, as amended, with CIBC and the other lenders thereunder. Except for the capital stock or other equity interests of its Subsidiaries and except for the ownership interests set forth in the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. All Subsidiaries that are not Significant Subsidiaries would not, if considered in the aggregate, constitute a Significant Subsidiary and no Subsidiary that is not a Significant Subsidiary owns or has any right to acquire any capital stock of or other equity interests in a Significant Subsidiary.

         SECTION 4.02. Capital Structure. The authorized capital stock of the Company consists of 4,000,000 shares of preferred stock, par value $.01 per share ("PREFERRED STOCK"), and 25,000,000 shares of common stock, par value $.01 per share ("COMMON STOCK"). At the close of business on April 6, 1999, (i) 5,076,180 shares of Common Stock were issued and outstanding, excluding 1,300,000 shares of Common Stock in treasury, (ii) 951,310 shares of Common Stock were reserved for issuance pursuant to outstanding Options, and (iii) no shares of Preferred Stock were issued and outstanding. Except as set forth in the preceding sentence, at the close of business on March 31, 1999, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no (i) bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote, (ii) obligations, contingent or otherwise, guaranteeing the value of any of the Shares or the equity securities or capital stock of any Subsidiary either now or at any time in the future, or (iii) any voting trusts, proxies or other agreements or understandings to which the Company or any Subsidiary is a party or is bound with respect to the voting of the Shares or any capital stock or other equity security or interest of the Company or any Subsidiary. There are no outstanding rights held or issued to any Person obligating the Company or any Subsidiary to make a payment to such Person based on the value or the price of the Shares or any of the shares of capital stock or other equity security or interests of any Subsidiary, and neither the Company nor any Subsidiary has issued any stock appreciation rights, phantom stock rights or any similar rights to any Person. Except as set forth above, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

         SECTION 4.03. Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval, if necessary, of the Merger by the Company's stockholders in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         (b) Except as set forth on the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any provision of (i) the Certificate of Incorporation or By-laws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, material lease or other material agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties, assets or business (including, without limitation, the license granted by the Interstate Commerce Commission (the "ICC") with respect to the Company's transportation division (the "ICC LICENSE")) or (iii) subject to the governmental filings and other matters referred to in clause (c) below, any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency, regulatory body, commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for
(i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976 (the "HSR ACT"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) a proxy statement relating to the approval by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "PROXY STATEMENT"), if required, and (z) such reports and information statements under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

         SECTION 4.04. SEC Reports; Financial Statements. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 (the "COMPANY SEC REPORTS"). As of their respective dates, the Company SEC Reports complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The financial statements of the Company included in the Company SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC promulgated with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Company SEC Reports (as hereinafter defined), and except for liabilities and obligations incurred after December 31, 1998 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.05. Information Supplied. None of (i) the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "INFORMATION STATEMENT"), (iv) the Proxy Statement or (v) any other document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement will, in the case of the Offer Documents, the Schedule 14D-9, the Information Statement, the Proxy Statement and any other such documents, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Information Statement and Proxy Statement or any amendment thereof or supplement thereto, at the date it is first mailed to the Company's stockholders and, in the case of the Proxy Statement, at the time of the meeting of the Company's stockholders held to vote on the approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Purchaser specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement and the Proxy Statement and each other document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

         SECTION 4.06. Absence of Certain Changes or Events. Since December 31, 1998, except as set forth in the Company Disclosure Schedule or the Company SEC Reports filed after December 31, 1998 and publicly available prior to the date of this Agreement (the "FILED COMPANY SEC REPORTS"), the Company has conducted its business only in the ordinary course and (a) there has not occurred any events or changes that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) the Company has not taken any action that would have been prohibited under Section 6.01 hereof.

         SECTION 4.07. Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, overtly threatened in writing against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or would prevent or substantially delay any of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations hereunder, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         SECTION 4.08. Compliance with Laws. The Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to their respective businesses or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect on the Company (provided that no representation or warranty is made in this Section 4.08 with respect to Environmental Laws (as hereinafter defined)). To the knowledge of the Company, each of the Company and its Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses (including, without limitation, the ICC License), notices, permits and rights ("PERMITS") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no material default under, and no condition exists that with notice or lapse of time would constitute a material default under, any such Permit except for the lack of Permits and for defaults under Permits which lack or default, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, except for any termination or impairment which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         SECTION 4.09. (a) Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company,
(i) the Company and its Subsidiaries are in compliance with, and have no liability or remediation obligation under, any applicable Environmental Laws and have obtained and are in material compliance with all government Permits and other authorizations required for the conduct of the Company's and its Subsidiaries businesses under any Environmental Law, (ii) there are no written claims pursuant to any Environmental Law pending or, to the Company's knowledge, overtly threatened, against the Company or any Subsidiary, (iii) the Company has provided Parent with copies of any and all environmental assessment or audit reports or other similar studies or analyses generated within the last three years and in the Company's possession, that relate to the Company or any of its Subsidiaries or any of their respective properties or assets, and (iv) to the Company's knowledge, no real property currently owned or operated by the Company or any Subsidiary is contaminated with any Hazardous Material (as hereinafter defined).

         (b) Neither the Company nor any Subsidiary has contractually assumed any liabilities or obligations under Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Company.

         (c) As used in this Agreement:

          (i) "ENVIRONMENTAL LAW" means any law or order of any Governmental Entity relating to the regulation or protection of human health or safety as it relates to Hazardous Materials or the environment or to the use, generation, transportation, treatment, storage, disposal, emissions, discharges, releases or threatened releases of Hazardous Materials, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment.

          (ii) "HAZARDOUS MATERIALS" means (A) any petroleum or petroleum products, flammable materials, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls; (B) any chemicals or other materials or substances which are become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity under any Environmental Law.

         SECTION 4.10. Taxes. (a) The Company and each of its Subsidiaries have
(i) filed all Tax Returns (as hereinafter defined) which they are required to file under applicable laws and regulations, (ii) paid all Taxes (as hereinafter defined) which have become due and payable, and (iii) accrued as a liability on the Company's balance sheet at December 31, 1998 included in the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1998 (the "FORM 10-K") all Taxes which were accrued but not yet due and payable as of the date thereof, except for failures to take any of such actions which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. All Tax Returns filed by the Company or any of its Subsidiaries are true, correct and complete except for such instances which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company does not know of any proposed or threatened Tax claims or assessments asserted in writing against it or any of its Subsidiaries which, if upheld, would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to be withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes the failure of which to withhold or pay would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "TAX" or "TAXES" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind, including any interest, additions to Tax or penalties in respect of the foregoing, and "TAX RETURNS" means returns, declarations, reports, information returns, or other documents filed or required to be filed in connection with the determination, assessment or collection of Taxes of any person or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         (b) The Company shall provide to Parent all notices and certifications, described in the Treasury Regulations under Sections 897 or 1445 of the Code, as to the Company's and its Subsidiaries' respective status under Section 897(c)(2) of the Code at such times and in such forms as Parent shall reasonably request.

         SECTION 4.11. Title and Condition of Properties. The Company or one of its Subsidiaries (a) has good and marketable title to or a valid leasehold interest under a real property or capitalized lease in all assets recorded on the Company's balance sheet as of December 31, 1998 included in the Form 10-K or otherwise described in Item 2 of the Form 10-K, free and clear of all Liens, except for (i) assets disposed of in the ordinary course of business consistent with past practice since such date, (ii) Liens disclosed in the Filed Company SEC Reports, (iii) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (iv) Liens for current Taxes not yet due and payable, (b) has a valid leasehold or other interest in all other assets used by it in its business, (c) is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as a tenant thereunder, and (d) has good and valid rights of ingress and egress to and from all the real property owned or leased by such party from and to the public street systems for all usual street, road and utility purposes, except in each case for exceptions to the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All of the improvements on real property and fixtures, machinery, equipment and other tangible personal property and assets owned or used by the Company are in good condition and repair, except for ordinary wear and tear not caused by neglect, and are usable in the ordinary course of business, except for any matter otherwise covered by this sentence which does not have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 4.12. Insurance. All material risks of the Company and its Subsidiaries in respect of their business are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are reasonable in the context of the businesses and operations engaged in by the Company and its Subsidiaries. All such insurance is in full force and effect and, to the Company's knowledge, is with financially sound and reputable insurers. The Company has paid all premiums due under such policies and is not in default with respect to its obligations under any such policies other than any default that does not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Company's knowledge, no party to any insurance contract has stated an intent or overtly threatened in writing to terminate or materially increase the premium in respect of any such insurance contract.

         SECTION 4.13. Employment Matters. Neither the Company nor any of its Subsidiaries has experienced any work stoppages, strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last five years which would, individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, there is no organizational effort presently being made or overtly threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries and there is no overt threat of any strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any of its Subsidiaries. There is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, overtly threatened in writing against the Company or any Subsidiary which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.14. (a) Business Relationships; No Restrictive Agreements. The relationships of the Company and the Subsidiaries with their customers, distributors, licensors, designers, builders, contractors and suppliers are satisfactory in all material respects and the execution of this Agreement and, to the Company's knowledge, the consummation of the Offer and the Merger and the transactions contemplated hereby will not affect the relationships of the Company and the Subsidiaries with such customers, distributors, licensors, designers, builders, contractors and suppliers in a manner which could reasonably be expected to have a Material Adverse Effect on the Company.

         (b) Except as described in the Filed SEC Reports, the Company and the Subsidiaries are not parties to or bound by any agreement, contract, policy, license, document, instrument, arrangement or commitment that limits the freedom of the Company or any Subsidiary to engage or compete in any line of business or with any Person or in any geographic area or which would so limit the freedom of the Company or any Subsidiary after the Effective Time.

         SECTION 4.15. Employee Benefit Plans and Related Matters; ERISA.

         (a) Employee Benefit Plans. The Company Disclosure Schedule sets forth a complete and correct list of each "employee benefit plan", as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each employment agreement, consulting agreement, bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee of the Company and its Subsidiaries, or the beneficiaries or dependents of any such employee or former employee (collectively, the "EMPLOYEES") that is maintained or established by the Company or any of its Subsidiaries (collectively, the "BENEFIT PLANS"). Neither the Company nor any of its Subsidiaries has communicated to any Employee any intention or commitment to modify any Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement. Except as set forth in the Company Disclosure Schedule, each of the Benefit Plans can be amended, modified or terminated by the Company or a Subsidiary within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required upon the complete or partial termination of any Benefit Plan intended to be qualified within the meaning of Code Section 401(a) or under the terms of any collective bargaining agreement.

         (b) Qualification. Each Benefit Plan intended to be qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing has occurred since the date of such determination letter that could reasonably be expected to cause such qualification or tax-exempt status to be revoked, or, in the case of such a Benefit Plan for which a determination has not been issued, the applicable remedial amendment period has not expired.

         (c) Compliance; Liability.

          (i) All contributions and premiums required to have been paid by the Company and its Subsidiaries to any Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable law or collective bargaining agreement, have been paid or provided for.

          (ii) To the Company's knowledge, (A) each of the Benefit Plans has been operated and administered substantially in compliance with its terms, all applicable laws and all applicable collective bargaining agreements, and (B) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor, or any other Governmental Entity, with respect to any Benefit Plan, no action, suit or claim is pending or overtly threatened in writing (other than routine claims for benefits), and there are no outstanding liabilities for taxes, penalties or fees, except in each case for any of the foregoing that, individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect.

          (iii) No Benefit Plan is a "multiemployer plan" within the meaning of section 4001(a)(3) of ERISA or a "multiple employer plan" as addressed in section 413 of the Code.

          (iv) The Company's December 31, 1998 balance sheet included in the Form 10-K properly and adequately reflects any and all unfunded liabilities and obligations of the Company and its Subsidiaries as of such date in respect of the Employees or the Benefit Plans in accordance with the requirements of generally accepted accounting principles for (A) accrued and unpaid compensation, salaries, wages, vacation and sick pay, disability payments and other payroll items (including, without limitation, bonus, incentive and deferred compensation), (B) due and unpaid contributions, insurance premiums, Pension Benefit Guaranty Corporation premiums, costs and expenses to or in respect of any Benefit Plan and (C) severance or other termination benefits relating to, resulting from or arising in respect of any outstanding claim of actual or constructive termination of employment occurring on or prior to such date, except in each case for such liabilities and obligations which, individually and in the aggregate, would not have a Material Adverse Effect on the Company. Since the date of the Form 10-K, to the Company's knowledge, there has not been any change in such unfunded liabilities and obligations of the Company and its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (v) Except as disclosed in the Filed Company SEC Reports, except pursuant to the existing terms of the "employee benefit plans" (as defined in section 3(3) of ERISA) and stock option plans set forth in Section 4.15(a) of the Company Disclosure Schedule and except as otherwise set forth in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any or all of the contemplated transactions will: (x) entitle any current or former employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any similar payment, (y) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (z) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code.

          (vi) Except as specifically provided in Section 10.04(b) with respect to Article III, Section 7.05 and Section 9.03, nothing in this Agreement is intended to confer upon any former, current or future employee of the Company or any of its Subsidiaries, or his or her legal representative (including, without limitation, any collective bargaining representative), any rights as a third party beneficiary or otherwise or any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement or the contemplated transactions.

         SECTION 4.16. Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion from Warburg Dillon Read LLC, financial advisor to the Company, to the effect that the consideration to be received in the Offer and the Merger by the holders of the Shares is fair to such holders from a financial point of view, and the Company has provided a copy of such opinion to the Purchaser.

         SECTION 4.17. Voting Requirements. The affirmative vote of the holders of a majority of the outstanding Shares approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

         SECTION 4.18. Brokers, Finders or Financial Advisors. No broker, investment banker, financial advisor or other person, other than Warburg Dillon Read LLC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Parent a copy of the Company's engagement letter with Warburg Dillon Read LLC.

         SECTION 4.19. Intellectual Property. The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use, in the manner presently used, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information reasonably necessary for the Company and its Subsidiaries to conduct their business as currently conducted, except where the failure to own or possess would not have a Material Adverse Effect on the Company. The Company is unaware of any written assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. No written claim has been made that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes or conflicts in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the

Company. To the knowledge of the Company, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Subsidiary which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.20. Inapplicability of Certain Restrictions. The Board of Directors of the Company has taken all such action as may be required so that, assuming the representation contained in the last sentence of Section 5.02(c) is true and correct, Section 203 of the Delaware Law does not in any way restrict or apply to the acquisition of Shares pursuant to the Offer, the acquisition of Shares by Purchaser and its affiliates subsequent to the acquisition of Shares pursuant to the Offer, the consummation of the Merger or the other transactions contemplated hereby. For purposes of this Agreement, "AFFILIATE" has the meaning set forth in Section 203 of the DGCL.

         SECTION 4.21. Rights Plan. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement, other than any such agreement which was terminated prior to December 31, 1997 and which is of no further force or effect.

         SECTION 4.22. Material Contracts. The Company Disclosure Schedule sets forth a list as of the date hereof of all of the contracts or agreements, other than customer and vendor purchase orders, that contain material obligations that have not yet been performed (all such contracts or agreements, other than customer and vendor purchase orders, "MATERIAL CONTRACTS"). All Material Contracts are, with respect to the Company and its Subsidiaries, valid and binding, in full force and effect and enforceable against the Company or its Subsidiaries, as the case may be, in accordance with their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity. To the Company's knowledge, as of the date hereof, all Material Contracts are, with respect to the other parties thereto, valid and binding, in full force and effect and enforceable against such parties in accordance with their respective terms, except where the failure to be valid and binding, in full force and effect or enforceable would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on the Company. There is not under any such contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries, or to the Company's knowledge, any other party, other than any such defaults or events which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

         SECTION 4.23. Year 2000 Compliance. The Company has developed a plan (the "COMPANY Y2K PLAN") intended to ensure that all computer hardware and software used in and material to the business of the Company and its Subsidiaries is designed to be Year 2000 Compliant. The Company Y2K Plan includes reasonable steps to determine whether the failure of any suppliers or customers with which the Company or any Subsidiary has a material relationship to be Year 2000 Compliant would have or would reasonably be expected to have a Material Adverse Effect on the Company and, assuming the consummation of the Company Y2K Plan, the occurrence of calendar year 2000 will not cause or will not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "DATE DATA" means any data of any kind that includes date information or which is otherwise derived from, dependent on or related to date information; "DATE-SENSITIVE SYSTEM" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component that processes any Date Data and that is installed, in development or on order, for internal or external use, or the provision or operation of which provides a benefit to customers, vendors, suppliers or any other party; and "YEAR 2000 COMPLIANT" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including, without limitation, calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware. The matters set forth in this Section 4.23 are subject to disclosures relating to Year 2000 matters in the Filed Company SEC Reports.

         SECTION 4.24. (a) Product Warranty and Product Liability. There are no liabilities of the Company or any of its Subsidiaries, fixed or contingent, asserted or, to the knowledge of the Company, unasserted, (i) with respect to any product liability or any similar claim that relates to any product or service of the Company or any of its Subsidiaries, or (ii) with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any products or services of the Company or any of its Subsidiaries, other than standard warranty obligations (to replace, repair or refund) made by the Company or any of its Subsidiaries in the ordinary course of business to buyers of the respective products, and except, in each case, where such liabilities are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

         (b) Since January 1, 1994, there have been no product recalls, withdrawals or seizures with respect to any product line or product type manufactured or sold by the Company, except any recalls, withdrawals or seizures which would not, individually or in the aggregate, be reasonably be likely to have a Material Adverse Effect on the Company.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

         SECTION 5.01. Organization, Standing and Corporate Power. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on Parent.

         SECTION 5.02. Authority; Noncontravention. (a) Parent and Purchaser have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, in each case by Parent and/or Purchaser, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         (b) The execution and delivery of this Agreement and the undertaking dated the date hereof from Onex to the Company (the "UNDERTAKING") do not, and the consummation of the transactions contemplated by this Agreement and the Undertaking and compliance with the provisions of this Agreement and the Undertaking will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Purchaser or Onex pursuant to, any provision of (i) the Certificate of Incorporation or By-laws of Parent, Purchaser or Onex,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, material lease or other material agreement, instrument, permit, concession, franchise or license applicable to Parent, Purchaser or Onex or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in clause (c) below, any statute, law, rule, regulation, judgment, order or decree applicable to Parent, Purchaser or Onex or their respective properties or assets.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Offer Documents and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws. Neither Parent nor any of its affiliates or associates (as such term is defined in Section 203 of the DGCL) was, prior to the execution of this Agreement, an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company.

         SECTION 5.03. Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Information Statement and Proxy Statement or any amendment thereof or supplement thereto, at the date it is first mailed to the Company's stockholders and, in the case of the Proxy Statement, at the time of the meeting of the Company's stockholders held to vote on approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference therein. The Offer Documents will comply with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

         SECTION 5.04. Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business activities other than in connection with or as contemplated by this Agreement or in connection with any financing of the Offer and the Merger.

         SECTION 5.05. Financial Statements. Parent has furnished the Company with an audited balance sheet of Onex for the calendar year ended December 31, 1998, together with the related consolidated statements of operations, stockholders' equity and cash flows for the calendar year then ended, together with a report of such entity's accountants with respect thereto (collectively, the "AUDITED STATEMENTS"). The Audited Statements (including any notes thereto) were prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods indicated and fairly present in all material respects the consolidated financial position, results of operations and cash flow of Onex and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein). Except as and to the extent set forth on the consolidated balance sheet of Onex as at December 31, 1998, including the notes thereto, and except for liabilities and obligations incurred after December 31, 1998 in the ordinary course of business consistent with past practice which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Onex nor any of its consolidated subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by Canadian generally accepted accounting principles to be set forth on a consolidated balance sheet of Onex and its consolidated subsidiaries or in the notes thereto.

         SECTION 5.06. Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Parent, threatened in writing against or affecting the Parent, Purchaser or Onex that would prevent or substantially delay any of the transactions contemplated by this Agreement or otherwise prevent Parent, Purchaser or Onex from performing its obligations hereunder or Onex from performing its obligations under the Undertaking, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Parent, Purchaser or Onex having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         SECTION 5.07. Financing. Parent has available to it sufficient funds to purchase all outstanding shares of Company Common Stock (on a fully diluted basis) pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement. Parent is delivering to the Company an undertaking from Onex with respect to the availability of such funds.

         SECTION 5.08. Brokers, Finders or Financial Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission payable by the Company prior to or in the absence of the Effective Time in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent, Purchaser or any affiliate of the Parent.

                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 6.01. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its respective Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors, designers, builders/dealers, contractors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, without Parent's consent, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

          (i) (w) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity interests, except for dividends by a direct or indirect wholly owned Subsidiary to its parent, (x) split, combine or reclassify any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, (y) purchase, redeem or otherwise acquire any shares of its capital stock or capital stock or other equity interests of any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares, equity interests or other securities or (z) amend the terms of any outstanding capital stock of the Company or any Subsidiary or any other equity interests or securities thereof or any rights, warrants or options to acquire any such stock, equity interests or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or other equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity interests, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Options outstanding on the date of this Agreement and in accordance with their present terms);

          (iii) amend its Certificate of Incorporation, By-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, except purchases in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Liens pursuant to its existing credit facility) or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the Company and its Subsidiaries, except sales in the ordinary course of business consistent with past practice;

          (vi) (y) incur, assume or prepay any indebtedness for borrowed money, including obligations in respect of capital leases (other than capital leases entered into with respect to capital expenditures permitted under clause (vii)), or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another person, except for borrowings under its revolving credit facility for working capital purposes, the endorsement of checks in the normal course of business and the extension of credit in the normal course of business, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to any direct or indirect wholly owned Subsidiary or
     (B) up to $800,000 of advances to ABC Asia for plant expansion and monthly advances for purchases of equipment and salary in accordance with past practice, which advances are reimbursed to the Company or (C) travel and similar advances to employees in accordance with past practice;

          (vii) except for the items currently contracted for by the Company and the items contemplated by the Company's 1999 capital expenditure budget made available to Parent, make or agree to make any new capital expenditure or expenditures other than expenditures which, in the aggregate, are not material in amount;

          (viii) make any material tax election or settle or compromise any material income tax liability;

          (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Filed Company SEC Reports or incurred after December 31, 1998 in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

          (x) except in the ordinary course of business, modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, release or assign any material rights or claims;

          (xi) except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any Benefit Plans, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice, but specifically excluding the grant of any stock-related awards or compensation), (C) pay any benefit not provided for under any Benefit Plan,
     (D) except as permitted in clause (B) above, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or remove existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

          (xii) other than as required by law or generally accepted accounting principles, make any material change to its accounting policies or procedures;

          (xiii) make any investment in any Person other than in readily marketable securities in an amount in excess of $100,000 in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $250,000 in the aggregate, any property or assets of any other individual or entity, other than investments in ABC Asia permitted by clause (vi);

          (xiv) except in the ordinary course of business consistent with past practice, license or permit any third party to use any intellectual property;

          (xv) waive or amend any term or condition of any confidentiality or "standstill" agreements to which the Company or any of its Subsidiaries is a party;

          (xvi) settle or compromise any pending or threatened litigations without

     Purchaser's consent (which consent will not be unreasonably withheld or delayed), other than settlements of litigations which involve solely the payment of money not covered by insurance not to exceed $250,000 in any one case or $500,000 in the aggregate;

          (xvii) permit any material insurance policy naming the Company or any Subsidiary as a beneficiary or loss payable payee to be canceled or terminated; or

          (xviii) authorize any of, or commit or agree to take any of, the foregoing actions.

         (b) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, and Parent and Purchaser shall not, take or agree to commit to take any action that (i) to such party's knowledge, would result in any of their respective representations and warranties set forth in this Agreement becoming materially untrue or (ii) would, or that could reasonably be expected to, result in any of the conditions to the Offer set forth in Exhibit A or to the Merger set forth in Article VIII not being satisfied (subject to the Company's right to take action specifically permitted by Section 6.02).

         (c) Certain Tax Matters. From the date hereof until the Effective Time,
(i) the Company and its Subsidiaries will file all Tax Returns and reports ("POST-SIGNING RETURNS") required to be filed, (ii) the Company and its Subsidiaries will timely pay all Taxes shown as due and payable on the Company's and its Subsidiaries' Post-Signing Returns that are so filed, and (iii) the Company and its Subsidiaries will promptly notify Parent of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 6.02. No Solicitation by Company. (a) The Company shall not, and shall not permit any of its Subsidiaries to, and shall use its reasonable best efforts to ensure that its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it or any of its Subsidiaries do not, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal (as hereinafter defined), or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that prior to the acceptance for payment of Shares pursuant to the Offer, to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by a majority of the disinterested members thereof (after consultation with the Board's outside counsel and financial advisor), the Company may, in response to an unsolicited

Acquisition Proposal that, in the good faith determination by a majority of the disinterested members of the Board of Directors of the Company (after consultation with the Board's outside counsel and financial advisor), constitutes, or is reasonably likely to lead to, a Superior Proposal (as hereinafter defined), furnish information with respect to the Company to any Third Party (as hereinafter defined) pursuant to a customary confidentiality agreement (which shall be no less favorable to the Company than the Confidentiality Agreement (as defined in Section 7.02)) and discuss such information with such person and participate in negotiations regarding such Superior Proposal. For purposes of this Agreement, (w) "ACQUISITION PROPOSAL" means any inquiry, proposal or offer from any Third Party relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its Subsidiaries, or more than a 20% interest in any voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, (x) "SUPERIOR PROPOSAL" means a bona fide proposal made by a Third Party to acquire the Company pursuant to any merger, sale of all or substantially all of the Company's assets, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any transaction that would result in a Change of Control (as hereinafter defined) that, in any case, the Board of Directors determines in its good faith judgment (after consultation with the Board's outside counsel and financial advisor) to be more favorable to the holders of Shares than the Merger and for which any necessary financing is then committed, (y) "THIRD PARTY" means any person, corporation, entity or "group", as described in Section 13(d)(3) of the Exchange Act, other than Purchaser or any of its affiliates and (z) "CHANGE OF CONTROL" means any Third Party shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding common stock.

         (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the disinterested members thereof (after consultation with the Board's outside counsel and financial advisor), may (subject to the following limitations), (i) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, (ii) approve or recommend any Superior Proposal or (iii) provided the

Company simultaneously terminates this Agreement in accordance with the terms of
Section 9.01(c)(ii), cause the Company to enter into a definitive agreement with respect to such Superior Proposal, in each case provided that (x) a Superior Proposal has been made and not withdrawn and (y) neither the Company nor any Subsidiary shall have violated any of the restrictions set forth in Section 6.01(a)(xv) or this Section 6.02. Notwithstanding the foregoing, the Company may not enter into an agreement with respect to a Superior Proposal if Purchaser has purchased Shares pursuant to the Offer upon satisfaction of the Minimum Condition. Notwithstanding the taking by the Company or its Board of Directors of any of the foregoing actions, the Board of Directors and the Company shall be required to cause the Stockholders' Meeting (as defined in Section 7.01) to be duly called and held and to submit this Agreement and the Merger to the Company's stockholders at such meeting for their approval and to otherwise comply with their obligations under Sections 1.02 and 7.01, unless this Agreement is terminated pursuant to Section 9.01 prior to the date set for the Stockholders' Meeting (or any adjournment or postponement thereof).

         (c) The Company shall promptly (but in any event within one day) advise Parent and Purchaser orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and, if such Acquisition Proposal includes stock or other securities of the proposed acquiror, the identity of the Person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep the Parent and Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

         (d) The Company and its Subsidiaries shall, and shall direct and use reasonable best efforts to cause their respective officers, directors or employees, and any investment banker, financial advisor, attorney or accountant retained by, or other advisor or representative of, it to, immediately cease any discussions or negotiations with any parties other than Parent and Purchaser that may be ongoing with respect to an Acquisition Proposal.

         (e) Nothing contained in this Section 6.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the majority of the disinterested members of the Board of Directors of the Company (after consultation with the Board's outside counsel), failure to so disclose would be inconsistent with applicable laws.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         SECTION 7.01. Stockholders' Meeting; Preparation of the Proxy Statement. (a) If required by the DGCL in order to consummate the Merger, the Company will, as soon as practicable following the acceptance for payment of, and payment for, Shares by Purchaser pursuant to the Offer, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (the "STOCKHOLDERS' MEETING") with a record date following the acceptance for payment of, and payment for, Shares by Purchaser pursuant to the Offer. At the Stockholders' Meeting, Parent shall cause all of the shares of Company Common Stock then actually or beneficially owned by Parent, Purchaser or any affiliate of Parent to be voted in favor of the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders' Meeting in accordance with Section 253 of the DGCL.

         (b) The Company will, if required, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. Subject to Section 6.02(b), the Company will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the Merger and the transactions contemplated hereby and will otherwise comply with all legal requirements applicable to such meeting. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all amendments and supplements thereto, prior to their being filed with the SEC or mailed to the Company's stockholders. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, without first obtaining the consent of Purchaser to such mailing, which consent shall not be unreasonably withheld.

         SECTION 7.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective offices, properties, books, contracts, commitments, personnel and records, provided that such access shall not interfere with the normal business operations of the Company, and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any confidential information in accordance with the Confidentiality Agreement dated as of March 8, 1999 between Onex and the Company (as it may be amended from time to time, the "CONFIDENTIALITY AGREEMENT").

         SECTION 7.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement and subject to any fiduciary obligations of the Board of Directors of the Company or Parent, as the case may be, determined in good faith by a majority of the disinterested members thereof (after consultation with such Board's outside counsel), as applicable, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or the other transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement. Nothing herein shall limit or affect the Company's taking actions specifically permitted by Section 6.02(b).

         (b) In furtherance and without limiting the above provisions, each of the Company and Parent shall, as promptly as practicable following the execution and delivery of this Agreement, file (or cause its ultimate parent entity to file) with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Parent and the Company shall use all reasonable efforts to obtain any clearance required under the HSR Act for, and to provide assistance to the other in any antitrust proceedings related to, the consummation of the transactions contemplated by this Agreement, provided that nothing in this Agreement shall require Parent or Purchaser to consent or agree to any consequence referred to in clauses (ii), (iii) or (iv) of paragraph (a) of Exhibit A.

         (c) The Company shall give prompt notice to Parent, and Parent and Purchaser shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate so as to have a Material Adverse Effect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         (d) Parent and Purchaser, on the one hand, and the Company, on the other hand, each hereby agrees promptly to provide such information necessary to the preparation of the Schedule 14D-9, Proxy Statement and Information Statement and the Schedule 14D-1, respectively, which the respective party responsible therefor shall reasonably request.

         SECTION 7.04. Continuation of Benefits. For a period of at least 18 months from the Effective Time, the Surviving Corporation will provide pension, health and welfare benefits to employees of the Company and its Subsidiaries who continue their employment after the Effective Time (each, a "CONTINUING EMPLOYEE") which are generally not less favorable in the aggregate to such Continuing Employee than the benefits being provided to such Continuing Employee immediately prior to the Effective Time. The Surviving Corporation will recognize the service of each Continuing Employee through the Effective Time as if such service had been performed with the Surviving Corporation for purposes of eligibility and vesting under the Surviving Corporation's benefit plans.

         SECTION 7.05. Indemnification and Insurance. (a) It is understood and agreed that the Company shall, to the fullest extent permitted by Section 145 of the DGCL and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted by Section 145 of the DGCL, indemnify, defend and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (collectively, the "INDEMNIFIED PARTIES" and individually, the "INDEMNIFIED PARTY") against all losses, liabilities, expenses, claims or damages in connection with any claim, suit, action, proceeding or investigation based in whole or in part on the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries and arising out of acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by this Agreement), for a period of not less than six years following the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

         (b) Parent shall cause the Certificate of Incorporation and By-Laws of the Surviving Corporation and its Subsidiaries to include provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under applicable law and shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties, as the case may be, without the prior written consent of such persons, for a period of six years from and after the date hereof.

         (c) Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Surviving Corporation will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, subject to the provision by such Indemnified Party of an undertaking to reimburse such payments in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. The Surviving Corporation shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 7.05 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

         (d) For six years after the Effective Time, the Surviving Corporation shall cause to be maintained policies of directors and officers' liability insurance comparable to those currently maintained by the Company for the benefit of directors and officers of the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are substantially equivalent) with respect to matters occurring prior to the Effective Time, provided that in satisfying its obligation under this Section 7.05(d), the Surviving Corporation shall not be obligated to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (the Company represents that the annual premium is currently approximately $140,000), and provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

         (e) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party, Parent and the Surviving Corporation, retained by the Surviving Corporation at its expense.

         (f) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 7.05(a) or take such other action to ensure that the ability of the Surviving Corporation to satisfy such indemnification obligations will not be diminished in any material respect.

         (g) This Section 7.05 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

         SECTION 7.06. Directors. (a) Promptly upon the acceptance for payment of, and payment for, Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Purchaser pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment, together with Shares owned by Parent or any of its affiliates on the date of this Agreement, bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall use its reasonable best efforts promptly either to increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Purchaser's designees to be so elected to the Company's Board of Directors, and shall take all actions available to the Company to cause Purchaser's designees to be so elected. At such time, the Company shall also cause persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of each committee of the Company's Board of Directors.

         (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 7.06(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser's designees to be elected to the Company's Board of Directors. At the request of Parent, such information shall be included in the Schedule 14D-9. Purchaser or Parent will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

         (c) In the event Purchaser's designees are elected to the Company's Board of Directors, until the Effective Time, the Company's Board shall have at least two directors who are directors on the date hereof and are not officers of the Company ("INDEPENDENT DIRECTORS"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be officers of the Company or stockholders, affiliates or associates of Purchaser or Parent and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Purchaser's designees are elected to the Company's Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder or
(iii) take any other action by the Company's Board under or in connection with this Agreement.

         SECTION 7.07. Public Announcements. Parent and Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, the Nasdaq National Market, the Toronto Stock Exchange or the Montreal Exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         SECTION 7.08. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 7.09. Consent of the Parent. Parent, as the sole stockholder of Purchaser, by executing this Agreement consents to the execution and delivery of this Agreement by Purchaser and the consummation of the Merger and the other transactions contemplated hereby and such consent shall be treated for all purposes as a vote duly cast at a meeting of the stockholders of Purchaser held for such purpose.


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         SECTION 8.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. If required by the DGCL, this Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares; provided that Parent and Purchaser shall vote (or shall cause to be voted, if applicable) all Shares then owned or controlled by them, directly or indirectly, or any of their affiliates, in favor of the Merger.

          (b) No Injunctions or Restraints. No statute, rule or regulation shall have been enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or makes the consummation of the Merger unlawful, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (c) Governmental Actions. All actions by or in respect of or filings with any U.S. Federal Governmental Entity required to permit the consummation of the Merger shall have been completed.

          (d) Offer. Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

          (a) by mutual written consent of Parent, Purchaser and the Company (by action of its Independent Directors only, following purchase of Company Common Stock pursuant to the Offer);

          (b) by either Parent or the Company (by action of its Independent Directors only, following the purchase of Shares pursuant to the Offer):

               (i) if any court or Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift) restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

               (ii) if (x) the Offer shall have expired without any Shares being purchased therein or (y) Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by July 14, 1999; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Purchaser to purchase the Shares pursuant to the Offer on or prior to such date;

          (c) by the Company:

               (i) if Parent and/or Purchaser fails to commence the Offer as provided in Section 1.01 hereof; provided, that the Company may not terminate this Agreement pursuant to this Section 9.01(c)(i) if the Company is at such time in breach of its obligations under this Agreement such as to (x) cause a Material Adverse Effect on the Company or (y) prevent the purchase of Shares pursuant to the Offer or the Merger;

               (ii) in connection with entering into a definitive agreement with respect to a Superior Proposal in accordance with Section 6.02(b), provided (x) that the Company has notified Parent in writing of its intent to enter into such definitive agreement at least three Business Days prior to the termination of this Agreement pursuant to this
          Section 9.01(c)(ii), and the relevant Acquisition Proposal continues to be a Superior Proposal notwithstanding any modification by Parent and Purchaser of the terms of the Offer and the Merger, (y) that the Company has complied with all provisions of such Section 6.02 including the notice provisions therein, and (z) that the Company makes simultaneous payment of the Termination Fee; or

               (iii) if Parent or Purchaser shall have made a material misrepresentation or have breached in any material respect any of their respective representations, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or Purchaser, as applicable;

          (d) by Parent:

               (i) if, due to an occurrence, not involving a breach by Parent or Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Exhibit A hereto, Parent or Purchaser shall have failed to commence the Offer within five Business

          Days of the initial public announcement of the Offer;

               (ii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A hereto and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company;

               (iii) (A) the Board of Directors of the Company shall have taken any action with respect to the Offer, the Merger or the Agreement pursuant to Section 6.02(b) or (B) the Company shall have entered into any definitive agreement with respect to any Superior Proposal in accordance with Section 6.02(b) of this Agreement.

         SECTION 9.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of Section 7.02 (last sentence only), this Section 9.02, Section 9.03 and Article X and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 9.03. Fees and Expenses. (a) Except as provided in Section 9.03(b), all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

         (b) The Company shall pay, or cause to be paid, to Onex a fee equal to $8,000,000 (the "TERMINATION FEE"), payable in immediately available funds prior to or concurrently with termination of this Agreement, if this Agreement is terminated (i) by the Company pursuant to Section 9.01(c)(ii) or (ii) by Parent under Section 9.01(d)(iii) or (iii) by any party for any reason (other than a material breach of this Agreement by Parent or Purchaser), in the case of this clause (iii) only (x) an Acquisition Proposal shall have been made by any Third Party at any time on or after the date of this Agreement and prior to such termination, (y) the Minimum Condition is not satisfied and (z) there is (A) a merger, sale of all or substantially all of the assets, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or a Change of Control, in any case within six months of the date of termination of this Agreement or (B) the Company enters into a definitive agreement for any transaction referred to in clause (A) or a Change of Control within six months of the date of termination of this Agreement and such transaction or Change of Control is subsequently consummated. If the Termination Fee is payable to Onex for any reason, then the Company shall also reimburse Parent and its affiliates not later than two Business Days after submission of reasonable documentation thereof for 100% of their out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel), in each case, actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby (including the Merger and the arrangement of, obtaining the commitment to provide or obtaining financing for the transactions contemplated by this Agreement (including fees payable to any financing parties and their respective counsel)), up to a maximum reimbursement of $500,000.

         (c) The Company acknowledges that the agreements contained in Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement and Onex would not deliver the undertaking referred to in Section 5.07; accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.03(b), and, in order to obtain such payment, Onex, Parent or Purchaser commences a suit which results in a judgment against the Company for the fees and expenses set forth in Section 9.03(b), the Company shall also pay to Onex, Parent or Purchaser its costs and expenses (including, but not limited to, reasonable fees and expenses of counsel) incurred in connection with such litigation.

         (d) This Section 9.03 shall survive any termination of this Agreement, however caused, and is intended to benefit the Company, Parent, Purchaser and Onex.

         SECTION 9.04. Amendment. Subject to Section 7.06(c), this Agreement may be amended by the parties hereto at any time before or after any required approval of the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 9.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of the other parties or (c) subject to the proviso of Section 9.04, waive compliance with any of the agreements or conditions contained herein on the part of the other parties. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 9.06. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.04 or an extension or waiver pursuant to
Section 9.05 shall, in order to be effective, require in the case of Parent, Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Purchaser's designees are appointed or elected to the Board of Directors of the Company as provided in Section 7.06, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors of the Company shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Purchaser's respective obligations under this Agreement, (iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or By-laws or (v) take any action that would adversely affect the rights of the stockholders of the Company or the holders of Options with respect to the transactions contemplated hereby.


                                    ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares by Purchaser pursuant to the Offer. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if
(a) delivered personally or (b) sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or (c) sent by telecopy, and confirmed in writing in the manner set forth above on or before the next day after the sending of the telecopy:

          (a)  if to Parent or Purchaser, to

               c/o Onex Investment Corporation
               712 Fifth Avenue
               40th Floor
               New York, New York  10019

               (tel.):  (212) 582-0111
               (fax):  (212) 582-0909

               with copies to:

               Onex Corporation
               Canada Trust Tower
               161 Bay Street
               49th Floor
               Toronto, Ontario M5J 2S1
               Canada
               (tel.):  (416) 372-7711
               (fax):  (416) 362-5765

               Attention:  Mark L. Hilson and Nigel Wright

               Kaye, Scholer, Fierman, Hays & Handler, LLP
               425 Park Avenue
               New York, New York 10022
               (tel.):  (212) 836-8000
               (fax):  (212) 836-8689

               Attention:  Joel I. Greenberg, Esq. and Lynn Toby Fisher, Esq.

           (b) if to the Company, to

               American Buildings Company
               1150 State Docks Road
               P.O. Box 800
               Eufaula, Alabama  36027
               (tel.):  (334) 687-2000
               (fax):  (334) 687-7156

               Attention:  Mr. William Selden, Chairman

               with a copy to:

               Fulbright & Jaworski L.L.P.
               666 Fifth Avenue
               New York, New York  10103
               (tel.) (212) 318-3000
               (fax.) (212) 752-5958

               Attention:  Paul Jacobs, Esq. and Roy L. Goldman, Esq.

         SECTION 10.03. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of or an Exhibit to this Agreement, or a Schedule of the Company Disclosure Schedule, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         SECTION 10.04. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article III,
Section 7.05 and Section 9.03, are not intended to confer upon any person other than the parties any rights or remedies.

         SECTION 10.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         SECTION 10.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Purchaser of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Nothing in this Agreement shall preclude the merger of Parent and Purchaser, whether before or after the purchase of Shares pursuant to the Offer.

         SECTION 10.07. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) irrevocably and unconditionally consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

         SECTION 10.08. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         SECTION 10.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

         SECTION 10.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ABCO Holdings Corp.

By:  /s/ MARK L. HILSON
     -----------------------------------
     Name:  Mark L. Hilson
     Title: President


ABCO Acquisition Corp.

By:  /s/ MARK L. HILSON
     -----------------------------------
     Name:  Mark L. Hilson
     Title: President


American Buildings Company

By:  /s/ WILLIAM L. SELDEN
     -----------------------------------
     Name:  William L. Selden
     Title: Chairman

                                                                       EXHIBIT A

                             Conditions of the Offer

         Notwithstanding any other term of the Offer or the Agreement to which this Exhibit A is annexed (the "AGREEMENT"), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless, (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, together with the Shares then owned by Purchaser and its affiliates, would constitute a majority of the outstanding Shares on a fully-diluted basis on the date of purchase (the "MINIMUM CONDITION") ("ON A FULLY-DILUTED BASIS" means, as of the date of the purchase of Shares pursuant to the Offer, the number of Shares outstanding, together with Shares the Company is required to issue pursuant to outstanding Options, whether or not exercisable) and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent, Purchaser or any of Subsidiary of Parent which constitutes a breach of this Agreement):

          (a) there shall be threatened (with a reasonable likelihood of being brought) or pending by any Governmental Entity or by any other Person any suit, action or proceeding (i) challenging or seeking to make illegal the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as whole or seeking to impose any material adverse conditions in connection therewith, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries or Parent or Purchaser of a material portion of any material business or material assets of the Company and its Subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of any material business or material assets of the Company and its Subsidiaries, taken as a whole, as a result of the Offer or the Merger, (iii) seeking to impose limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, or
     (iv) seeking to prohibit Parent or Purchaser from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries, taken as a whole;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred any events after the date of the Agreement which, individually or in the aggregate, have or are reasonably likely to have a Material Adverse Effect on the Company;

          (d) (i) the Company or the Board of Directors of the Company or any committee thereof shall have taken any action pursuant to Section 6.02(b) of the Agreement or approved or recommended any Acquisition Proposal or
     (ii) the Company shall have entered into any definitive agreement for a Superior Proposal;

          (e) the representations and warranties of the Company set forth in the Agreement (disregarding any qualification as to, or exception based on, materiality or Material Adverse Effect) shall not be true and correct (except for failures to be true and correct which would not, individually or in the aggregate, have a Material Adverse Effect) as of the date of the Agreement and as if such representations and warranties were made at any time prior to the purchase of Shares pursuant to the Offer as if made at and as of such time;

          (f) the Company shall have (i) knowingly breached or failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Agreement which is not cured within five days after notice from Purchaser or (ii) breached or failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Agreement, which breach or failure in the case of this clause (ii) (x) has or is reasonably likely to have a Material Adverse Effect or (y) prevents the purchase of Shares pursuant to the Offer or the Merger;

          (g) the Agreement shall have been terminated in accordance with its terms; or

          (h) there shall have occurred and be continuing (i) any general suspension of trading in securities on the New York, Toronto, or American Stock exchanges or in the NASDAQ National Market System (other than circuit breakers), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, (iii) the commencement of a war, armed hostilities or other international or national calamity or emergency, directly or indirectly involving the United States or Canada (with the exception of any such occurrence involving Iraq or Yugoslavia), (iv) any limitations (whether or not mandatory) imposed by any Governmental Entity on the nature or extension of credit or further extension of credit by banks or other lending institutions or (v) a currency moratorium on the exchange markets in Canada or the United States with respect to the Canadian or United States dollar;

which, in the judgment of Purchaser in any case and regardless of circumstances, makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Purchaser and Parent and may, subject to the terms of the Agreement, be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

         The capitalized terms used in this Exhibit A shall have the meaning set forth in the Agreement.